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                                   EXHIBIT 23

                 SUNAMERICA INC. AND CONSOLIDATED SUBSIDIARIES

                       CONSENT OF INDEPENDENT ACCOUNTANTS


        We hereby consent to the incorporation by reference in the Prospectuses constituting part of the Registration Statements on Form S-8 pertaining to the Amended and Restated 1978 Employee Stock Option Program (No. 2-53718) and the 1988 Employee Stock Plan (No. 33-28744) and Form S-3 pertaining to Debt Securities, Preferred Stock, Common Stock and Warrants to Purchase Debt Securities, Preferred Stock and Common Stock (No. 33-62405) of SunAmerica Inc. of our report dated November 6, 1995, except as to Notes 7 and 11 which are as of November 28, 1995, appearing on page F-2 of this Form 10-K. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page S-2 of this Form 10-K.




Price Waterhouse LLP
Los Angeles, California
November 29, 1995